UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018

ROKK3R INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28453	75-2610236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2121 NW 2nd Avenue #203, Miami, FL 33127
(Address of principal executive offices, including zip code)

(305) 259-6637
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

Board of Directors Retainer Agreement

In connection with the appointment of Mr. Salim Ismail to the Board of Directors (the “Board”) of Rokk3r Inc., a Nevada corporation (the “Company”), as further discussed below in Item 5.02 of this Current Report on Form 8-K, on November 2nd, 2018, the Company entered into a Board of Directors Retainer Agreement (the “Retainer Agreement”) with Mr. Ismail, pursuant to which the Company agreed to pay Mr. Ismail the following compensation for his services: 1,000,000 shares of the Company’s $.0001 par value per share common stock (the “Common Stock”), for 4 years of service, with 25% of such Common Stock shares vesting at the end of each calendar year, with the first vesting date on December 31, 2019, as long as Mr. Ismail remains a member of the Board and continues to fulfill his duties and provide the services during the corresponding vesting period. Notwithstanding the foregoing, if Mr. Ismail’s appointment is terminated prior to 4 years of service, at any time after the first vesting period, Mr. Ismail will continue to earn the Common Stock shares in the agreed upon quantity; however, the vesting period of the remaining Common Stock shares will then move to the end of the fourth calendar year, which would be December 31, 2022.  However, the Board in its discretion, may at any time accelerate the vesting period for the Common Stock shares under the Retainer Agreement.

The term of the Retainer Agreement is from the date of execution of same until Mr. Ismail either resigns or is terminated from such position in accordance with the Company’s Articles of Incorporation, as amended and Bylaws. Pursuant to the Retainer Agreement, the Company shall not pay Mr. Ismail any extra fees for each regularly scheduled meeting of the Board that he attends in person, nor for attending meetings telephonically.  Additionally, pursuant to the Retainer Agreement, if Mr. Ismail is designated to participate in a committee of the Board as either a chairperson or non-chairperson member, he will be entitled to receive compensation in addition to the compensation previously agreed, in amounts to be later approved by the Board at the moment of such committee appointment.

The foregoing description of the Retainer Agreement does not purport to be complete and is qualified in its entirety by the Retainer Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Stock Purchase Agreement

On November 2nd, 2018, the Company entered into a stock purchase agreement (the “SPA”) with ExO Foundation Inc., a Delaware public benefit corporation (“EXO”).  Pursuant to the SPA, the Company agreed to issue and sell to EXO, 5,000,000 shares of the Company’s Common Stock in exchange for EXO and the Company entering into a Simple Agreement for Future Equity with Token Allocation (the “Safe-T Agreement”).

Pursuant to the SPA, EXO agreed that during the 24 month period after the date of execution of the Safe-T Agreement, EXO will not directly or indirectly, sell or engage in any transaction that will result in a change in the beneficial or record ownership of 50% of the Common Stock issued to EXO pursuant to the SPA.  Further, pursuant to the SPA, EXO agreed not to transfer any of the Common Stock issued to EXO pursuant to the SPA during the 24 month period after the date of execution of the Safe-T Agreement without first giving the Company written notice of such proposed transfer and allowing the Company the option to purchase the Common Stock at issue on the same terms as contemplated by such proposed transfer.

The SPA includes customary representations, warranties and covenants by the Company and EXO and customary closing conditions.  The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by the SPA a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Safe-T Agreement

On November 2nd, 2018, the Company and EXO entered into the Safe-T Agreement.  Pursuant to the Safe-T Agreement, at EXO’s election, the Company has the right to purchase a number of units of CivX Tokens (each a “Token” and together the “Tokens”) to be used in a software network platform or application built by EXO and its affiliates, equal to the Purchase Amount, as such term is defined in the Safe-T Agreement and discussed below,  divided by the Price Per Token, as such term is defined in the Safe-T Agreement and discussed below.

Further, pursuant to the Safe-T Agreement, EXO agreed that if it conducts an Equity Financing as such term is defined in the Safe-T Agreement, prior to the termination of the Safe-T Agreement, EXO will issue to the Company a number of shares of EXO’s preferred stock equal to the Purchase Amount, as such term is defined in the Safe-T Agreement, divided by the price per share of the preferred stock sold by EXO in the Equity Financing.

The Safe-T Agreement defines the term “Equity Financing” as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which EXO issues and sells its preferred stock at a fixed pre-money valuation with aggregate proceeds of at least $5,000,000 (excluding any Simple Agreements for the Future Equity with Token Allocations, Simple Agreements for the Future Equity, or other convertible securities converting pursuant to the Equity Financing).

The Safe-T Agreement defines the term “Purchase Amount” as follows:  (a) the value of 5,000,000 shares of the Company’s Common Stock (the “Purchaser Shares”) to be either (i) the publicly traded price of the Purchaser Shares at the time of the calculation, with the express requirement that if the Purchaser Shares are then trading at over $3.00 then that will be the maximum value of the Purchaser Shares and if the Purchaser Shares are then trading under $0.64 then that will be the minimum value of the Purchaser Shares or (ii) if the Purchaser Shares are not publicly traded at such time, the value of such shares shall be the fair market value, up to but not exceeding $3.00 (referred to as the “Adjusted Value”); (b) with a discount rate of 85% to be applied to the Adjusted Value to determine the final value of the “Purchase Amount.”

The Safe-T Agreement defines the term “Price Per Token” as the fair market value of an individual Token at the time of the Token Sale, as such term is defined in the Safe-T Agreement; provided, however, that if there is no public market for the Tokens at the time of the Token Sale, the price per Token shall be determined by an independent third party valuation firm or expert, as mutually agreed between Company and EXO. The Safe-T Agreement defines the term “Token Sale” as a bona fide transaction or series of transactions in which EXO elects to sell all of the Tokens to the Company  pursuant to the Safe-T Agreement.

The Safe-T Agreement will terminate upon either the earlier of the following (i) the issuance of all of the Tokens by EXO to the Company pursuant to the Safe-T Agreement (ii) the issuance of all of the shares in the Equity Financing pursuant to the Safe-T Agreement (iii) upon payment by EXO to the Company in the event of an occurrence of a Dissolution Event or Liquidity Event, as such terms are defined in the Safe-T Agreement or (iv) 24 months after the date of execution of the Safe-T Agreement.

The Safe-T Agreement defines the term “Liquidity Event” as a change of control of EXO or an initial public offering by EXO. The Safe-T Agreement defines the term “Dissolution Event” as (i) a voluntary termination of operations of EXO; (ii) a general assignment for the benefit of EXO’s creditors; or (iii) any other liquidation, dissolution or winding up of EXO (excluding a Liquidity Event), whether voluntary or involuntary.  Upon the occurrence of a Liquidity Event or a Dissolution Event, EXO will have to pay the Company a cash amount equal to the Purchase Amount.

Upon the occurrence of the termination of the Safe-T Agreement pursuant to the 24 month expiration EXO will have to deliver to the Company either the Purchaser Shares, cash in an amount equal to the Purchase Amount or an amount of equity in EXO equal to the Purchase Amount.

Pursuant to the Safe-T Agreement, the Company agreed that if Tokens are issued to the Company pursuant to the Safe-T Agreement, that the Company would not transfer 50% of such Tokens for a period of 12 months from the issuance of the Tokens.

The Safe-T Agreement includes customary representations, warranties and covenants by the Company and EXO.

The foregoing description of the Safe-T Agreement does not purport to be complete and is qualified in its entirety by the Safe-T Agreement a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures above in Item 1.01 are incorporated by reference in this Item 3.02 in their entirety.

The Common Stock issued to EXO pursuant to the SPA was issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), in reliance upon exemptions from the registration requirements of the Act in transactions not involving a public offering, including, but not limited to the exemption provided pursuant to Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission under the Act for offers and sales of restricted securities in a private, non-public transaction to accredited investors, as defined in Rule 501 of Regulation D.

The Common Stock issued to Mr. Ismail pursuant to the  Retainer Agreement was issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Act in reliance upon exemptions from the registration requirements of the Act in transactions not involving a public offering.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2018, the Board of the Company increased the number of directors on the Board from 3 to five 5 in accordance with the Company’s Articles of Incorporation, as amended and Bylaws.  On the same date, the Company appointed Mr. Salim Ismail to fill one of the spots created by the increase to the Board and appointed Mr. Salim Ismail to serve as member of the Board of the Company effective November 2, 2018, and to serve in such position for the remainder of the term of the other members of the Board or until replaced or upon his resignation.

Salim Ismail, age 53, served as the Executive Director/Global Ambassador at Singularity University based at the NAASA Research Park in Moffett Field, California, from September 2008 to August of 2014, where Mr. Ismail engaged in, amongst other things, organizational design, fundraising, faculty management, curriculum development and community development.  From September of 2014 to the present Mr. Ismail has worked as a speaker and author.  Mr. Ismail is a sought-after speaker, strategist, entrepreneur, and the author of the best-selling book “Exponential Organizations,” which was published in 2014 and has been translated into 15 languages and sold over a quarter million copies. Mr. Ismail travels extensively for speaking engagements addressing topics including breakthrough technologies and their impact on a variety of industries.  Mr. Ismail received a Bachelor of Sciences with honors in theoretical physics and computing from the University of Waterloo in Canada in 1989.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Director Retainer Agreement entered into between Rokk3r Inc. and Salim Ismail dated November 2, 2018.
10.2*	Stock Purchase Agreement entered into between Rokk3r Inc. and ExO Foundation Inc. dated November 2nd, 2018.
10.3*	Simple Agreement for Future Equity with Token Allocation entered into between Rokk3r Inc. and ExO Foundation Inc. dated November 2nd, 2018.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rokk3r Inc.

Date: November 2nd, 2018	By:	/s/ Nabyl Charania
Name: Nabyl Charania
Title: Chief Executive Officer

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